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                                  EXHIBIT 21.1

                                 WAVEPHORE, INC.

                              LIST OF SUBSIDIARIES



1.          WavePhore Networks, Inc., a Delaware corporation

2.          WavePhore Newscast, Inc., a Delaware corporation

3.          WavePhore WaveTop, Inc., a Delaware corporation

4.          WavePhore Labs, Inc., a New Jersey corporation

5.          eWatch, Inc., a Minnesota corporation

6.          WavePhore Canada, Inc., a Canadian corporation